                                                                    EXHIBIT 99.1

                   PRO FORMA CONDENSED FINANCIAL STATEMENTS

  The following tables present the unaudited pro forma condensed statement of income for the year ended December 31, 1996 and the unaudited pro forma condensed statement of financial condition as of December 31, 1996 for Providian Bancorp, giving effect to the Distribution and to the issuance of $160 million in liquidation amount of Capital Securities by Providian Capital I, a subsidiary trust of Providian Bancorp that was formed in January 1997 for the sole purpose of issuing the Capital Securities (and certain common securities of Providian Capital I owned by Providian Bancorp) and investing the proceeds in the Debentures. The Capital Securities are redeemable as described under "Capital Securities" in Providian Bancorp's Registration Statement on Form 10. The pro forma condensed statements of income were prepared assuming that the Distribution and the sale of the Capital Securities had occurred on January 1, 1996, as noted in the Notes to the Pro Forma Condensed Statement of Income. The pro forma statement of financial condition was prepared assuming that the Distribution and the sale of the Capital Securities had occurred on December 31, 1996, as noted in the Notes to the Pro Forma Condensed Statement of Financial Condition.

  The unaudited pro forma condensed financial statements presented below do not purport to represent what the results of operations or financial position would actually have been if the pro forma adjustments had occurred on the dates referred to above or to be indicative of the future results of operations or financial position of Providian Bancorp. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma condensed financial statements should be read in conjunction with the historical financial statements of Providian Bancorp and the related notes thereto contained elsewhere herein.

                    PRO FORMA CONDENSED STATEMENT OF INCOME

                                               YEAR ENDED DECEMBER 31, 1996
                                             ----------------------------------
                                              COMPANY    PRO FORMA     COMPANY
                                             HISTORICAL ADJUSTMENTS   PRO FORMA
                                             ---------- -----------   ---------
                                                  (DOLLARS IN THOUSANDS)
Interest Income:
  Consumer Loans............................  $574,335                $574,335
  Other.....................................    21,658                  21,658
                                              --------                --------
    Total interest income...................   595,993                 595,993
Interest Expense:
  Deposits..................................   141,691                 141,691
  Borrowings................................    48,676     (2,839)(1)   45,837
                                              --------    -------     --------
    Total Interest Expense..................   190,367     (2,839)     187,528
                                              --------    -------     --------
Net Interest Income.........................   405,626                 408,465
Provision for loan losses...................   126,579                 126,579
Other income................................   412,008                 412,008
Other expense(4)............................               (3,838)(2)
                                                            2,372 (3)
                                                          -------
                                               433,804     (1,466)     432,338
                                              --------    -------     --------
Income before income taxes..................   257,251      4,305      261,556
                                              --------    -------     --------
                                                            1,079 (1)
                                                            1,458 (2)
                                                             (901)(3)
                                                          -------
Income tax expense..........................    97,485      1,636       99,121
                                              --------    -------     --------
NET INCOME..................................  $159,766    $ 2,669      162,435
                                              ========    =======     --------
Dividends on Company Obligated Mandatorily
 Redeemable Preferred Securities of the
 Trust......................................                            (9,921)
                                                                      --------
Net Income Applicable to Common Stock.......                          $152,514
                                                                      ========
Weighted Average Number of Common Shares
 Outstanding................................                            93,664
NET INCOME PER COMMON AND COMMON EQUIVALENT
 SHARE(5)...................................                          $   1.63

--------

 NOTES TO PRO FORMA CONDENSED STATEMENT OF INCOME:
(1) The pro forma condensed statement of income reflects, for the period presented, the repayment of borrowings by Providian Bancorp from affiliates that will no longer be affiliates after the Distribution, totaling $50.8 million, and the redemption of preferred stock issued by Providian Bancorp that was held by Providian, totaling $63.3 million. The adjustment assumes that such repayment was funded from the proceeds of the issuance of the Capital Securities as of January 1, 1996. The assumed repayment of affiliate borrowings bearing interest at 5.59% results in a reduction of interest expense of $2,839,000. For the period presented, the Pro Forma Condensed Statement of Income reflects the net tax effect, at Providian Bancorp's estimated combined United States federal and state income tax rate of 38%, of replacing borrowings from affiliate entities and reducing funding provided by CDs.

    The proceeds from the issuance of Capital Securities remaining after the redemption of preferred stock and repayment of borrowings described above were $45.9 million. These proceeds are expected to be used to reduce alternative funding currently provided by certificates of deposit ("CDs"). If the excess proceeds had been used for this purpose as of January 1, 1996, the Company's interest expense would have been reduced by a total of $2,724,000 based on the average CD interest rate paid by the Company during 1996 of 5.93%, with a corresponding increase in net income of $1,689,000, after giving effect to a combined United States federal and state income tax rate of 38%.

(2) The Pro Forma Condensed Statement of Income reflects, for the period presented, the reimbursement by Providian of $3.838 million of certain previously recognized employee costs incurred by Providian Bancorp on behalf of Providian. This reimbursement is required by the terms of the Employee Benefits Agreement between Providian and Providian Bancorp in connection with the Distribution. For the period presented, the Pro Forma Condensed Statement of Income reflects the net tax effect, at Providian Bancorp's estimated combined United States federal and state income tax rate of 38%, of such reduction in compensation expense.

    As part of the Distribution, Providian Bancorp intends to grant stock options in lieu of vesting of equity units ("Equity Units") under the Providian Bancorp Equity Unit Plan (the "Equity Unit Plan") which, in prior periods, resulted in the recognition of compensation expense as the units vested. See "Management--The Equity Unit Plan" in Providian Bancorp's Registration Statement on Form 10. During 1996, Providian Bancorp recognized $11.2 million in compensation expense, which, after giving effect to a combined United States federal and state income tax rate of 38%, resulted in a $7.0 million impact on net income. This expense would not have been incurred had Providian Bancorp been a stand-alone company utilizing stock options for incentive compensation purposes, as it plans to do in the future. However, since this change is not directly attributable to the Distribution, no adjustment has been made to the Pro Forma Condensed Statement of Income.

(3) The Pro Forma Condensed Statement of Income reflects, for the period presented, the additional administrative expenses (executive salaries, professional services, business taxes and other expenses) which are estimated to be incurred by Providian Bancorp as a publicly held, stand-alone entity and the net tax effect, at the estimated combined United States federal and state income tax rate of 38%, of such additional administrative expenses. Actual future expenses may be higher or lower than those reflected in the Pro Forma Condensed Statement of Income.

(4) Certain employees of Providian Bancorp have rights to restricted stock which provides for vesting of the restricted shares over specified periods of time. As part of the Distribution, the restricted shares will vest immediately and such stock will be distributed to the holders. See "Arrangements Between Providian and Providian Bancorp--Employee Benefits Agreement" in Providian Bancorp's Registration Statement on Form 10. The impact to pretax earnings of such distribution will increase salary and benefit expenses $2.3 million, and, after giving effect to a combined United States federal and state income tax rate of 38%, will result in a $1.4 million impact to net income.

(5) In the Distribution, each Providian shareholder will receive one share of Providian Bancorp Common Stock for each share of Providian Common Stock held on the record date for the Distribution. Pro forma per share information is calculated using net income divided by the weighted average number of shares of Providian Common Stock outstanding (93,664,000 shares) in 1996. Fully diluted net income per common share is not presented, as it approximates net income per common share.

             PRO FORMA CONDENSED STATEMENT OF FINANCIAL CONDITION

                                                    UNAUDITED
                                             AS OF DECEMBER 31, 1996
                                       --------------------------------------
                                       AS REPORTED,                PRO FORMA
                                        PROVIDIAN    PRO FORMA     PROVIDIAN
                                         BANCORP    ADJUSTMENTS     BANCORP
                                       ------------ -----------    ----------
                                             (DOLLARS IN THOUSANDS)
ASSETS:
Cash and Cash Equivalents.............  $   82,946   $ 54,231 (1)  $  137,177
Federal Funds Sold....................     172,350                    172,350
  Consumer Loans held for
   securitization or sale.............     739,706                    739,706
Consumer Loans........................   2,939,436                  2,939,436
Other Loans...........................      10,492                     10,492
Less allowance for possible credit
 losses...............................    (114,540)                  (114,540)
                                        ----------   --------      ----------
    NET LOANS.........................   3,575,094                  3,575,094
Other assets..........................     496,354                    496,354
                                        ----------   --------      ----------
    TOTAL ASSETS......................  $4,326,744   $ 54,231      $4,380,975
                                        ==========   ========      ==========
LIABILITIES:
Deposits..............................  $3,390,112                 $3,390,112
Federal Funds purchased...............      51,000                     51,000
Notes Payable to Banks................     165,000                    165,000
Notes Payable to Affiliates...........      42,500   $(42,500)(1)         --
Other Liabilities.....................     194,988                    194,988
                                        ----------   --------      ----------
    TOTAL LIABILITIES.................   3,843,600    (42,500)      3,801,100
Company Obligated Mandatorily
 Redeemable Capital Securities of
 Subsidiary Trust Holding Solely
 Junior Subordinated Deferrable
 Interest Debentures of Providian
 Bancorp(2)...........................                160,000 (1)     160,000
Equity................................     483,144    (63,269)(1)     419,875
                                        ----------   --------      ----------
    TOTAL LIABILITIES AND EQUITY......  $4,326,744   $ 54,231      $4,380,975
                                        ==========   ========      ==========

--------
 NOTES TO PRO FORMA CONDENSED STATEMENT OF FINANCIAL CONDITION:

(1) The Pro Forma Condensed Statement of Financial Condition reflects the repayment of borrowings from Providian Bancorp's affiliates and the redemption of preferred stock held by Providian. The adjustment assumes that such repayment was funded from the proceeds of the issuance of the Capital Securities.
(2) The sole assets of Providian Capital I, the Trust that issued the Capital Securities (the common securities of which are wholly owned by the Company), are (a) $164,949,000 aggregate principal amount of the Company's 9.525% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 and
    (b) the right to reimbursement of expenses under a related expense agreement with the Company. The Company has guaranteed payments under the Capital Securities, but only to the extent of funds held by Providian Capital I. See "Capital Securities" in Providian Bancorp's Registration Statement on Form 10.

 PRO FORMA REGULATORY CAPITAL

  Each of Providian Bancorp's banking entities is subject to risk-based capital adequacy guidelines as defined by its primary federal regulator. "Capital" is defined as either Tier 1 (core) which consists principally of shareholder's equity less goodwill or Tier 2 (supplementary) which is comprised of a portion of the reserve for possible credit losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Adequacy" in Providian Bancorp's Registration Statement on Form 10. On a pro forma, regulatory accounting basis, as of December 31, 1996, after giving effect to the consummation of the Distribution and the sale of the Capital Securities, Providian Bancorp's banking entities' capital to risk-based assets ratios would remain above "well capitalized" levels.

                        INDEX TO FINANCIAL STATEMENTS OF

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

Audited Consolidated Financial Statements

Report of Independent Auditors..............................................  6
Consolidated Statements of Financial Condition..............................  7
Consolidated Statements of Income...........................................  8
Consolidated Statements of Changes in Shareholder's Equity..................  9
Consolidated Statements of Cash Flows....................................... 10
Notes to Consolidated Financial Statements.................................. 11

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Providian Bancorp, Inc. and Subsidiaries

  We have audited the accompanying consolidated statements of financial condition of Providian Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Providian Bancorp, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                          /s/ Ernst & Young LLP

San Francisco, CA
January 29, 1997,
except for Note P, as to which the date is February 4, 1997

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             (DOLLARS IN THOUSANDS)

                                                           DECEMBER 31
                                                      ---------------------
                                                         1996       1995
                                                      ---------- ----------
ASSETS
  Cash and cash equivalents.......................... $   82,946 $  104,083
  Federal funds sold.................................    172,350     71,300
  Investment securities at cost (which approximates
  market value)......................................      7,173      4,927
  Reserve account receivable.........................    252,899    123,687
  Loans held for securitization or sale..............    739,706    123,330
  Loans receivable, less allowance for possible
   credit losses of $114,540 in 1996 and $93,429 in
   1995..............................................  2,841,779  3,003,115
  Interest receivable................................     56,864     44,734
  Premises and equipment, less accumulated
  depreciation and amortization......................     49,870     28,032
  Deferred income taxes..............................     71,492     59,895
  Other assets.......................................     51,665     47,963
                                                      ---------- ----------
                                                      $4,326,744 $3,611,066
                                                      ========== ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES
  Deposits:
    Noninterest bearing.............................. $   28,299 $   38,639
    Interest bearing, $100 thousand and over.........  2,065,930  1,113,188
    Interest bearing, other..........................  1,295,883  1,005,938
                                                      ---------- ----------
                                                       3,390,112  2,157,765
  Federal funds purchased............................     51,000    336,000
  Notes payable to banks.............................    115,000    321,000
  Notes payable to affiliates........................     42,500     95,800
  Bank notes.........................................        --     189,880
  Long term notes payable............................     50,000        --
  Accrued expenses and other liabilities.............    194,988    161,366
                                                      ---------- ----------
                                                      $3,843,600 $3,261,811
                                                      ========== ==========
SHAREHOLDER'S EQUITY
  Special Preferred Stock, noncumulative, nonpartici-
   pating, nonvoting, par value $1.00 per share--au-
   thorized 5,000,000 shares, issued and outstanding
   1,290,107 shares in 1995..........................        --       1,290
  7.25% Cumulative Preferred Stock, nonparticipating,
   nonvoting, par value $1.00 per share--authorized
   63,269 shares, issued and outstanding 63,269
   shares............................................         63         63
  Common Stock, par value $1.00 per share--authorized
   5,000 shares, issued and outstanding 5,000 shares
   (following the Distribution, 93,768,000 shares is-
   sued and outstanding).............................          5          5
  Additional paid-in capital.........................     63,706     63,706
  Retained earnings..................................    419,370    284,191
                                                      ---------- ----------
                                                         483,144    349,255
                                                      ---------- ----------
                                                      $4,326,744 $3,611,066
                                                      ========== ==========

                See notes to consolidated financial statements.

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31
                                                     --------------------------
                                                       1996     1995     1994
                                                     -------- -------- --------
Interest income:
  Loans............................................. $574,335 $457,818 $315,001
  Investment securities.............................   21,658   21,736   28,709
                                                     -------- -------- --------
    Total Interest Income...........................  595,993  479,554  343,710
Interest expense:
  Deposits..........................................  141,691  105,442   61,920
  Borrowings........................................   48,676   52,962   39,739
                                                     -------- -------- --------
    Total Interest Expense..........................  190,367  158,404  101,659
                                                     -------- -------- --------
    Net Interest Income.............................  405,626  321,150  242,051
Provision for possible credit losses................  126,579   79,917   50,313
                                                     -------- -------- --------
  Net Interest Income After Provision for Possible
   Credit Losses....................................  279,047  241,233  191,738
Other income:
  Loan servicing income.............................  280,887  251,855  208,954
  Credit product fee income.........................  123,654   81,374   57,683
  Other.............................................    7,467    2,535    2,652
                                                     -------- -------- --------
                                                      412,008  335,764  269,289
Other expenses:
  Salaries and employee benefits....................  153,849  113,412   89,470
  Amortization of loan acquisition costs............   41,342   14,561   54,178
  General and administrative expenses...............  238,613  234,161  142,176
                                                     -------- -------- --------
                                                      433,804  362,134  285,824
                                                     -------- -------- --------
    Income Before Income Taxes......................  257,251  214,863  175,203
Income tax expense..................................   97,485   79,411   65,084
                                                     -------- -------- --------
    Net Income...................................... $159,766 $135,452 $110,119
                                                     ======== ======== ========
Pro forma earnings per share........................ $   1.71     1.41     1.11
                                                     ======== ======== ========
Pro forma shares (in thousands).....................   93,664   95,861   99,319
                                                     ======== ======== ========


                See notes to consolidated financial statements.

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                     7.25%
                          SPECIAL  CUMULATIVE        ADDITIONAL
                         PREFERRED PREFERRED  COMMON  PAID-IN   RETAINED
                           STOCK     STOCK    STOCK   CAPITAL   EARNINGS   TOTAL
                         --------- ---------- ------ ---------- --------  --------
Balance at January 1,
 1994...................  $1,290      $63      $ 5    $63,706   $205,505  $270,569
Net income for the year
 ended December 31,
 1994...................                                         110,119   110,119
Dividends paid to
 shareholder............                                         (54,588)  (54,588)
                          ------      ---      ---    -------   --------  --------
Balance at December 31,
 1994...................   1,290       63        5     63,706    261,036   326,100
Net income for the year
 ended December 31,
 1995...................                                         135,452   135,452
Dividends paid to
 shareholder............                                        (112,297) (112,297)
                          ------      ---      ---    -------   --------  --------
Balance at December 31,
 1995...................   1,290       63        5     63,706    284,191   349,255
Net income for the year
 ended December 31,
 1996...................                                         159,766   159,766
Dividends paid to
 shareholder............                                         (24,587)  (24,587)
Redemption of special
 preferred stock........  (1,290)                                           (1,290)
                          ------      ---      ---    -------   --------  --------
Balance at December 31,
 1996...................     --       $63       $5    $63,706   $419,370  $483,144
                          ======      ===      ===    =======   ========  ========



                See notes to consolidated financial statements.

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                YEAR ENDED DECEMBER 31
                                           -----------------------------------
                                              1996         1995        1994
                                           -----------  -----------  ---------
OPERATING ACTIVITIES
  Net Income.............................. $   159,766  $   135,452  $ 110,119
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Provision for possible credit losses..     126,579       79,917     50,313
    Depreciation and leasehold
     amortization.........................      10,566        7,522      7,718
    Amortization of net loan acquisition
     costs................................      13,380        3,002     46,422
    Amortization of discount on sale of
     credit card and line of credit
     receivables..........................         715          875        908
    Deferred income tax benefit...........     (11,597)     (13,099)    (2,313)
    Increase in interest receivable.......     (12,130)     (13,690)    (5,302)
    (Increase) decrease in other assets...      (3,702)      (5,530)    11,248
    Increase (decrease) in accrued
     expenses and other liabilities.......      33,622       37,939    (23,758)
                                           -----------  -----------  ---------
      Net Cash Provided by Operating
       Activities.........................     317,199      232,388    195,355
                                           -----------  -----------  ---------
INVESTING ACTIVITIES
  Net issuance and repayment of credit
   card and line of credit receivables....  (2,847,643)  (2,244,585)  (834,995)
  Net proceeds from the sales of credit
   card and line of credit receivables....   2,035,893    1,583,239    525,340
  Net increase in other loans.............    (224,452)    (243,947)  (145,415)
  Net proceeds from sale of PHL loans.....     435,000          --         --
  (Increase) decrease in reserve account
   receivable.............................    (129,212)     (31,812)        75
  Deferred net loan acquisition costs.....       5,488      (12,584)   (33,898)
  Purchases of investment securities......      (2,386)      (1,530)      (357)
  Proceeds from sales/maturities of
   investment securities..................         140          294     54,879
  Net increase in federal funds sold......    (101,050)     (56,300)    (6,200)
  Purchase of premises and equipment......     (32,404)     (12,343)   (19,095)
                                           -----------  -----------  ---------
      Net Cash Used in Investing
       Activities.........................    (860,626)  (1,019,568)  (459,666)
                                           -----------  -----------  ---------
FINANCING ACTIVITIES
  Net increase in deposits................   1,232,347      477,315    127,065
  Net (decrease) increase in borrowings
   under line of credit agreements........    (206,000)      86,000     60,000
  Net (decrease) increase in note payable
   to affiliates..........................     (53,300)      (4,000)    45,000
  Net (decrease) increase in other short-
   term borrowings........................    (474,880)     327,880    145,174
  Increase in long term notes payable.....      50,000          --         --
  Redemption of special preferred stock...      (1,290)         --         --
  Dividends paid to shareholder...........     (24,587)    (112,297)   (54,588)
                                           -----------  -----------  ---------
      Net Cash Provided by Financing
       Activities.........................     522,290      774,898    322,651
                                           -----------  -----------  ---------
      Net (Decrease) Increase in Cash and
       Cash Equivalents...................     (21,137)     (12,282)    58,340
Cash and cash equivalents at beginning of
 year.....................................     104,083      116,365     58,025
                                           -----------  -----------  ---------
      Cash and Cash Equivalents at End of
       Year............................... $    82,946  $   104,083  $ 116,365
                                           ===========  ===========  =========
Income taxes paid......................... $    91,516  $    77,873  $  80,415
                                           ===========  ===========  =========
Interest paid on deposits and borrowings.. $   187,284  $   151,761  $  93,760
                                           ===========  ===========  =========

                 See notes to consolidated financial statements

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization: Providian Bancorp, Inc. (the "Company" or "PBI"), a Delaware corporation, is a wholly owned subsidiary of Providian Corporation ("Providian").

  Principals of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, First Deposit National Bank (FDNB), Providian National Bank (PNB), Providian Credit Services, Inc. (PCSI), First Deposit Service Corporation (FDSC), Providian National Bancorp (PNBC), and Providian Credit Corporation (PCC). The activity of one subsidiary (First Deposit Life Insurance Company) is recorded under the equity method due to immateriality and is included in other assets. All material intercompany transactions and accounts have been eliminated in consolidation.

  Use of Estimates in the Preparation of Financial Statements: The preparation of the Company's consolidated financial statements in accordance with Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates.

  Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments convertible into cash upon demand. The Company is required to maintain reserves with the Federal Reserve Bank based on a percentage of deposit liabilities.

  Investment Securities: The investment securities as of December 31, 1996 and 1995 consist primarily of Federal Reserve stock which is classified as an investment because it will be held for the foreseeable future in accordance with banking regulations.

  Reserve Account Receivable: Amounts held in interest-bearing accounts with other banks for the account of various trusts associated with the sale of receivables (see Note E). Amount is not considered a cash or cash equivalent in the consolidated statements of cash flows.

  Asset Securitizations: FDNB and PNB (the Banks) securitize credit card loans and record such securitizations as sales in accordance with Statement of Financial Accounting Standards ("SFAS") No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." Due to the relatively short average life of credit card loans securitized (approximately 10 to 12 months), no gains are recorded at the time of sale. Rather, excess servicing fees related to the securitizations are recorded over the life of each sale transaction. The excess servicing fee is based upon the difference between finance charges received from the cardholders less the yield paid to investors, credit losses and a normal servicing fee, which is also retained by the Banks. Reserve accounts receivable from securitization principally represents excess servicing fees earned and due to the Banks. Transaction expenses are deferred and amortized over the life of the transaction as a reduction of loan servicing fees. The related deferred acquisition costs and allowance for possible credit losses are removed from the Consolidated Statement of Financial Condition. The monthly pattern of recording loan servicing fees is similar to the revenue recognition that the Banks would experience if the loans had not been securitized. These agreements require the Banks to maintain
2.0 to 5.5 percent minimum interests (Sellers Certificates) in the securitized receivables.

  Loans Held for Securitization or Sale: Loans held for securitization represent the lesser of loans eligible for securitization or loans management intends to securitize within six months which are currently on the balance sheet. These assets are reported at the lower of cost or fair market value.

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

  Credit Card and Line of Credit Loans: Credit card loans include cash advances, purchases, interest and fees charged to customer accounts. Interest is recognized based on balances outstanding according to the terms of the related customer agreements until the accounts are paid or recognized as a credit loss after becoming 180 days past due. Customers are required to make minimum monthly payments, and the total balance is governed by an established credit limit.

  Line of credit loans include cash advances, customer draws, interest and fees charged to customer accounts. Minimum monthly payments are required, but there are no prepayment penalties and the line is reusable.

  The direct costs of acquiring consumer loans are netted against related credit card and line of credit fees, if any, and deferred and amortized on a straight line basis, generally over one year for credit card products and five years for line of credit receivables. Amortization of loan acquisition costs includes the accelerated amortization of loan acquisition cost resulting from loan securitizations.

  Home Equity Lines of Credit: Equity line loans include cash advances and interest charged to customer accounts secured by second deeds of trust on primarily single-family homes. Interest is recognized based on balances outstanding according to the terms of the related customer agreement. Minimum monthly payments are required, but there are no prepayment penalties and the line is reusable. Loans are evaluated for impairment as they become overdue and are placed in nonaccrual status upon foreclosure or charge-off. The Company amortizes direct origination costs over the contractual life of the related loans adjusted for prepayments.

  Installment Loans: Installment loans consist primarily of loans which are used to finance automobile insurance premiums and have an average life of approximately 7 months.

  Mortgage, Commercial and Other Loans and Loan Fees: The Company's real estate loan portfolio consists primarily of long-term conventional loans secured by first trust deeds on single-family residences, other residential property and commercial property. In addition, the Company grants commercial loans and other consumer loans.

  Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company amortizes these amounts over the contractual life of the related loans adjusted for prepayments.

  Allowance for Possible Credit Losses: The allowance for possible credit losses is maintained at a level that, in management's judgment, is adequate to provide for estimated probable credit losses from known and inherent risks in the loan portfolios.

  Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight line method over the estimated useful life of the related assets as follows: premises--30 years for building and term of the lease or useful life of the assets, whichever is shorter for leasehold improvements; furniture and equipment--three to ten years; automobiles--three years.

  Interest Rate Risk Management Instruments: The Company enters into interest rate swap ("swaps") and cap ("caps") agreements for purposes of managing its interest rate sensitivity. The Company designates swaps to on-balance sheet instruments to alter the interest rate characteristics of such instruments and to modify interest rate sensitivity. The Company also designates swaps to off-balance sheet items to reduce the interest rate sensitivity associated with off-balance sheet cash flows (i.e., securitizations). Interest rate caps are used to minimize net interest margin compression in a rising interest rate environment.

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

  Swaps involve the periodic exchange of payments over the life of the agreements. Caps involve the payment of an up-front fee in which the counterparty agrees to pay the difference between a negotiated rate and a standard quoted index rate, if positive, for a fixed term. Amounts received or paid on swaps and caps that are used to manage interest rate sensitivity and alter the interest rate characteristics of on-balance sheet instruments or reduce interest rate sensitivity associated with off-balance sheet items are recorded on an accrual basis as a component of interest expense or loan servicing income.

  Repurchase Agreements: The Company entered into various agreements to purchase and resell U.S. Treasury securities which were under the control of the counterparty. There were no amounts outstanding at any month-end during 1996. The average daily balance of outstanding agreements during 1996 was $53.2 million. The interest incurred on the repurchase agreements is recorded as a component of interest expense.

  Federal Funds Purchased: Federal funds purchased represent short-term unsecured borrowings from various banks. The interest incurred on such borrowings is recorded as a component of interest expense.

  Bank Notes: Bank notes represent short-term unsecured borrowings which are issued to various institutions. The interest incurred on such borrowings during the three years ended.

  Income Taxes: The Company is included in the consolidated tax return of Providian. The Company's tax expense is calculated as if it files a separate tax return and the appropriate payments, if any, are made to or received from Providian. The current expense for income taxes is based on an estimate of taxable income. Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities.

  Pro Forma Earnings per Share: Pro forma earnings per share is determined based on the weighted average number of common shares of Providian Corporation outstanding during the three years ended December 31, 1996 pursuant to the Distribution Agreement as described in Note C--"Plan and Agreement of Merger and Reorganization," in which one share of common stock of the Company will be issued for each share of common stock of Providian Corporation. Fully diluted net income per common share is not presented as it approximates net income per share.

  Reclassifications: Certain prior years' amounts have been reclassified to conform with the 1996 presentation.

NOTE B--NATURE OF OPERATIONS

  PBI, through its banking and other subsidiaries, provides banking and other financial services to consumers throughout the United States. The Company markets consumer loans, deposit products and other banking services using mail, telephone and other direct response channels. Consumer loans include unsecured credit cards, unsecured revolving lines, revolving home equity loans, installment loans for insurance premium financing and credit cards secured by interest-bearing savings accounts. The Company provides money market deposit accounts to retail customers and certificates of deposit to both retail and institutional customers.

NOTE C--PLAN AND AGREEMENT OF MERGER AND REORGANIZATION

  On December 28, 1996, Providian executed a Plan and Agreement of Merger and Reorganization with AEGON N.V. ("AEGON"), and LT Merger Corp., a wholly owned subsidiary of AEGON ("Merger Sub"), pursuant to which, among other things, (a) Merger Sub will merge with and into Providian, (b) Providian will be

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES the surviving corporation in the merger and become a wholly owned subsidiary of AEGON, and (c) each shareholder of Providian will be entitled to receive shares of AEGON common stock in exchange for shares of Providian's common stock. The number of AEGON shares received for each Providian share is subject to an exchange ratio calculation which includes collars on the prices of AEGON and Providian stock during the 20 trading days preceding the merger.

  Immediately prior to the merger, Providian will spin-off the Company to the shareholders of Providian (the "Distribution") which is currently expected to occur soon after June 1, 1997. In the Distribution, Providian shareholders will receive one share of Providian Bancorp Inc. Common Stock, together with an associated Preferred Share Purchase Right for each share of common stock of Providian held as of the date of the Distribution.

  The Board of Directors of Providian has unanimously approved the merger and Distribution. The merger is subject to approval by various regulatory authorities, approval by Providian's shareholders and satisfaction of certain other conditions. The Distribution will occur only if all the conditions necessary for the merger are satisfied.

  Because the consummation of the merger and Distribution is subject to the above conditions, no representations can be made as to whether, or when, the merger and Distribution will be complete or as to the possible impact of the merger and Distribution on the financial condition and results of operations of the Company should the merger and Distribution occur.

NOTE D--LOANS RECEIVABLE AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES

  The following is a summary of loans receivable (in thousands):

                                                          DECEMBER 31
                                                     ----------------------
                                                        1996          1995
                                                     ----------  ----------
     Credit card and line of credit loans..........  $2,493,827  $2,302,770
     Home equity lines of credit...................     338,920     659,137
     Net loan acquisition costs, net of accumulated
      amortization of $48,860 in 1996 and $15,378
      in 1995......................................       6,391      25,260
                                                     ----------  ----------
     Total investment in credit card and line of
      credit loans and home equity lines of
      credit.......................................   2,839,138   2,987,167
     Installment...................................      21,380      26,213
     Mortgage......................................      79,423      63,741
     Commercial....................................      15,749      18,959
     Other.........................................         629         464
                                                     ----------  ----------
                                                      2,956,319   3,096,544
     Allowance for possible credit losses..........    (114,540)    (93,429)
                                                     ----------  ----------
                                                     $2,841,779  $3,003,115
                                                     ==========  ==========

  Certain qualified customers who accept credit card and line of credit loans also accept an immediate cash advance. Included in loans receivable and non-interest bearing deposits are $12.3 million and $22.3 million in cash advance checks issued to customers which remain outstanding at December 31, 1996 and 1995, respectively.

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

  The activity in the allowance for possible credit losses for the years ended December 31, 1996, 1995, and 1994 is as follows (in thousands):

                                                         DECEMBER 31
                                                 -----------------------------
                                                   1996       1995      1994
                                                 ---------  --------  --------
     Balance at beginning of year............... $  93,429  $ 76,218  $ 75,061
     Provision for possible credit losses.......   126,579    79,917    50,313
     Credit losses..............................  (116,930)  (73,004)  (56,235)
     Recoveries of loans previously recognized
      as credit losses..........................    11,462    10,298     7,079
                                                 ---------  --------  --------
     Balance at end of year..................... $ 114,540  $ 93,429  $ 76,218
                                                 =========  ========  ========

  The following is a summary of loans held for securitization or sale (in thousands):

                                                                 DECEMBER 31
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
     Credit card and line of credit loans.................... $641,666 $123,330
     Home equity lines of credit.............................   51,667      --
     First mortgage home loans...............................   46,373      --
                                                              -------- --------
                                                              $739,706 $123,330
                                                              ======== ========

NOTE E--SALE OF RECEIVABLES

  During 1996, 1995 and 1994, the Banks sold $2.5 billion, $1.6 billion and $526 million, respectively, of their credit card, revolving line of credit, and home equity line of credit receivables through securitization transactions. The total amount of securitized receivables serviced by the Banks were $5.6 billion and $3.5 billion as of December 31, 1996 and 1995, respectively.

  During the initial period of a securitization transaction (reinvestment period), all principal payments on the credit card and line of credit receivables are retained by the Banks in exchange for additional receivable balances added to the trust. In the final 6-to-12 month period of a securitization transaction, principal payments are then allocated to pay off the investor certificates. This period is referred to as the amortization or accumulation period. FDNB currently has one transaction which is in the accumulation period and the remaining transactions will begin their amortization or accumulation periods at various times between 1997 and 2001. PNB currently has one transaction which is in the accumulation period and the remaining transactions will begin their amortization or accumulation periods at various times between 1997 and 2001.

  The reserve account receivable, which is funded solely by the net cash flows of the related credit card and line of credit receivables, represents cash held by a trustee used to absorb the receivables' losses should they exceed the net cash flows of the receivables in the future. The cash reserve reverts back to the Banks at the completion of the amortization or accumulation period. None of the reserve was required to be used in the three year period ended December 31, 1996.

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No.
125), which provides new accounting and reporting standards for sales, securitization,

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES and servicing of receivables and other financial assets and extinguishments of liabilities for transactions occurring after December 31, 1996. SFAS No. 125 requires that a transfer of financial assets in which the transferor surrenders certain conditions of control over those assets be accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The statement also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interest, if any, based on their relative fair values at the date of the transfer. Any gain on sale would be recognized at that date and the offsetting asset will be classified as an interest only strip receivable and held as available for sale under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115).

  Although SFAS No. 125 is prospective in its application, it will have an impact on securitization transactions entered into prior to January 1, 1997, because it requires reclassification of certain related assets and because its provisions apply to ongoing sales of receivables during the reinvestment period for these securitization transactions. Accordingly, the related reserve account receivable balances will be subsequently measured like investments in debt securities classified as available-for-sale under SFAS No. 115 with the fair value expected to approximate book value. Servicing assets have not been recognized on these transactions and, therefore, will not be recorded in future periods. The sellers' interest in the securitized receivables will continue to be classified as loans receivable at par less associated allowance for possible credit losses. Additional monthly sales of receivables during the reinvestment period will be treated as new securitization transactions with gains recognized each month during the reinvestment period and the offsetting asset classified as an interest only strip receivable available for sale.

  The application of SFAS No. 125 to monthly sales of receivables with respect to securitization transactions originated prior to January 1, 1997 is estimated to increase net income by approximately $24 million for the year ended December 31, 1997, as a result of recognizing gains upon the dates of transfer as opposed to recognizing excess servicing income as it is received monthly. This impact is non-recurring because for the first six to eight months of 1997, the Company will recognize both excess servicing income generated by balances existing as of December 31, 1996, and gains on additional monthly sales into these existing transactions during 1997. The amount and timing of any increase in income resulting from the application of SFAS No. 125 to transactions originated prior to January 1, 1997 are, however, dependent on the performance of the underlying receivables. In addition, the impact from the application of SFAS No. 125 to transactions originated subsequent to January 1, 1997 is dependent on the amount and timing of future securitizations.

  Under SFAS No. 125, interest rate risk management instruments used to hedge the excess servicing received from loan securitizations will be designated to the interest only strips receivable and marked to market. Changes in the market value of these instruments are expected to offset changes in the market value of the designated interest only strips receivable.

NOTE F--DEPOSITS

  The Company accepts time deposits with terms in excess of one year. The aggregate amount of maturities for time deposits in each of the years subsequent to December 1997 are as follows (in thousands):

             1998........................... $ 171,616
             1999...........................   136,290
             2000...........................    58,770
             2001...........................   131,361
                                             ---------
                                             $ 498,037
                                             =========

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

  Following is a summary of average rate paid and average deposit amount by deposit category as of December 31, 1996 and 1995:

                                                  1996 AVERAGE    1995 AVERAGE
                                                 --------------  --------------
                                                  BALANCE  RATE   BALANCE  RATE
                                                 --------- ----  --------- ----
   Noninterest bearing demand deposits..........    34,414 0.00%    38,057 0.00%
   Interest bearing demand deposits.............     5,974 1.94      5,905 2.27
   Savings deposits.............................   588,638 4.48    410,597 4.57
   Time deposits................................ 1,961,012 5.87  1,394,669 6.21

  As discussed in Note K--Interest Rate Risk Management Instruments, the Company enters into interest rate swap and cap transactions to manage interest rate risk. As a result of interest rate risk management transactions, time deposit interest expense decreased $1.3 million and $0.7 million in the years ended December 31, 1996 and 1995, respectively. The effective interest rates on the time deposits including the impact of the interest rate swap and cap transactions in the years ended December 31, 1996 and 1995 was 5.81% and 6.16%, respectively.

NOTE G--NOTES PAYABLE

  In May 1996, the Company amended the previous unsecured revolving credit agreement with various banks and increased the line from $800 million to $1.2 billion. The Company pays facility fees based on the total commitment and utilization fees based on the average outstanding loan balances which exceed 50% of the average total commitment. Interest on outstanding balances is based upon the federal funds rate, prime rate, Eurodollar interest rate or certificate of deposit rate of certain New York banks. The agreement expires on May 14, 1999, with a one-year extension option. A total of $115 million and $321 million was drawn on the line at December 31, 1996 and 1995, respectively.

  In March 1996, the Company entered into a $50 million Senior Subordinated note agreement with various investors. Interest on outstanding balances is fixed at 5.74% and the note is due March 15, 1999.

  Throughout 1996, the Company maintained revolving credit agreements with Providian. Total draws on the lines may not exceed $200 million. At December 31, 1996, there were no outstanding draws on the lines by the Company. The Company paid facility fees of $0.3 million and interest of $2.8 million in 1996. Interest on the outstanding balance is based on the greater of Providian's internal fund rate or the applicable Federal rate. Concurrently, the Company entered into a three-year interest rate swap agreement wherein the Company pays a variable rate based on one month LIBOR, and receives a fixed rate on a notional amount of $40 million. The impact to interest expense on this borrowing as a result of the interest rate swap was to increase interest expense by $0.1 million in 1996. The following table summarizes all outstanding short-term borrowings and the weighted average interest rate on those borrowings as of December 31, 1996 and 1995 (dollars in thousands):

                                                   1996              1995
                                             ----------------- -----------------
                                                      WEIGHTED          WEIGHTED
                                                      AVERAGE           AVERAGE
                                                      INTEREST          INTEREST
DECEMBER 31                                  BALANCE    RATE   BALANCE    RATE
-----------                                  -------- -------- -------- --------
Federal funds purchased..................... $ 51,000   5.55%  $336,000   5.73%
Notes payable to banks......................  115,000   5.78%   321,000   6.03%
Bank notes..................................       --     --    189,880   5.82%

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

NOTE H--INCOME TAXES

  The components of the income tax expense are as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31
                                                     --------------------------
                                                       1996     1995     1994
                                                     --------  -------  -------
Current:
  Federal........................................... $ 95,512  $80,317  $59,329
  State.............................................   13,570   12,193    8,068
                                                     --------  -------  -------
                                                      109,082   92,510   67,397
Deferred:
  Federal...........................................  (12,082)  (9,580)  (2,121)
  State.............................................      485   (3,519)    (192)
                                                     --------  -------  -------
                                                      (11,597) (13,099)  (2,313)
                                                     --------  -------  -------
                                                     $ 97,485  $79,411  $65,084
                                                     ========  =======  =======

  The following is a reconciliation of the federal statutory income tax rate to the Company's actual effective income tax rate:

                                                   PERCENT OF PRETAX INCOME
                                                ------------------------------
                                                  1996       1995       1994
                                                --------   --------   --------
Statutory Federal Rate.........................       35%        35%        35%
State income taxes.............................        3          2          2
                                                --------   --------   --------
Effective Tax Rate.............................       38%        37%        37%
                                                ========   ========   ========

  Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                  DECEMBER 31
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
   Deferred tax liabilities:
     Deferred acquisition costs................................ $10,260 $12,169
     Other.....................................................   1,566   1,327
                                                                ------- -------
                                                                 11,826  13,496
   Deferred tax assets:
     Provision for possible credit losses......................  43,325  36,153
     Deferred income...........................................   9,324   5,252
     Long-term incentive accruals..............................  16,192  13,945
     Other.....................................................  14,477  18,041
                                                                ------- -------
                                                                 83,318  73,391
                                                                ------- -------
   Net deferred tax assets..................................... $71,492 $59,895
                                                                ======= =======

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

NOTE I--RELATED PARTY TRANSACTIONS

  The Company had investments with Providian during 1996, 1995 and 1994. The amount of interest earned on these investments was $1.1 million, $2.4 million and $4.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. The outstanding balance of such investments which are included in cash equivalents was $14.3 million, $22.3 million and $66.6 million as of December 31, 1996, 1995 and 1994, respectively.

  Interest expense associated with notes to affiliates totaled $3.5 million, $6.2 million and $4.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company maintains several long term notes with Providian and, in prior years, with a number of Providian subsidiaries as follows (in thousands):

                                                              DECEMBER 31
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
   Providian:
     Subordinated 5.10% note due 1996..................     --  $ 8,300 $ 8,300
     Subordinated 5.51% note due 1997.................. $ 8,000   8,000   8,000
     Subordinated 5.91% note due 1998..................   7,500   7,500   7,500
     Subordinated 6.19% note due 1999..................   7,000   7,000   7,000
     Subordinated 6.43% note due 2000..................  20,000  20,000  20,000
                                                        ------- ------- -------
       Total Providian.................................  42,500  50,800  50,800
   Providian Subsidiaries:
     Subordinated 5.91% note due 1998..................     --      --    4,000
     Senior 6.75% notes due 1996.......................     --   45,000  45,000
                                                        ------- ------- -------
                                                        $42,500 $95,800 $99,800
                                                        ======= ======= =======

  On August 27, 1995, at the request of the Company's affiliate, Worldwide Insurance Company, the Company paid the $4 million subordinated 5.91% note, which was due in 1998. On March 15, 1996, the Company paid notes outstanding with Commonwealth Life Insurance Company and Peoples Security Life Insurance Company for $25 million and $20 million, respectively.

  The Company maintains contractual agreements with Providian to provide certain limited administrative services, which are consistent with similar arrangements and transactions with unrelated parties.

NOTE J--PREMISES, EQUIPMENT AND LEASE COMMITMENTS

  The following is a summary of premises and equipment:

                                                                 1996    1995
                                                                ------- -------
     Premises.................................................. $20,271 $ 8,922
     Equipment and furniture...................................  49,403  30,354
     Leasehold improvements....................................   4,333   2,327
     Land......................................................   2,723   2,723
                                                                ------- -------
     Less accumulated depreciation and amortization............  26,860  16,294
                                                                ------- -------
                                                                $49,870 $28,032
                                                                ======= =======

  The Company leases office space and equipment under long-term operating leases. The office lease agreements have expiration dates ranging from February 14, 1997, through February 28, 2002, with five-year

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES renewal options. Some of these lease agreements contain rent escalation clauses. Rent includes the pass through of operating expenses and property taxes and totaled $8.9 million, $6.9 million and $6.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  The Company's approximate future minimum rental payments under noncancelable operating leases are as follows (in thousands):

             YEAR                              AMOUNT
             ----                              -------
             1997............................. $ 9,535
             1998.............................   8,801
             1999.............................   8,095
             2000.............................   5,679
             2001.............................   2,835
             Thereafter.......................       7
                                               -------
                                               $34,952
                                               =======

NOTE K--INTEREST RATE RISK MANAGEMENT INSTRUMENTS

  The Company's principal objective in entering into off-balance sheet interest rate risk management instruments is to manage interest rate risk related to loans, deposits, and other borrowings. The operations of the Company are subject to the risk of interest rate fluctuations to the extent that there is a difference in the repricing characteristics of interest earning assets and interest bearing deposits and other liabilities. The goal is to maintain levels of net interest income while reducing interest-rate risk and facilitating the funding needs of the Company. To achieve that objective, the Company uses a combination of interest rate risk management instruments including interest rate swaps and caps which will mature from 1997 to 2003. The Company's policy is to enter into hedging transactions and hold them to maturity unless the underlying hedged item is sold, in which case, the instrument is terminated and the related gain or loss recorded in conjunction with the hedged item.

  The Company also enters into off-balance-sheet interest rate risk management instruments to manage interest rate risk related to excess servicing income. The Company receives excess servicing income from securitized receivables which represents the excess of (a) total interest and fees on the securitized receivables, over (b) credit losses generated by the receivables, the stated servicing fee, the coupon interest paid to the securitization investors and credit enhancement and trust administration costs. Two components of the excess servicing stream are tied to interest rates, the yield on the receivables and the coupon payments to the investors, and each may be either a fixed interest rate or be indexed to market interest rates. If the receivables and the coupons do not have matching repricing terms, the excess servicing income stream will be interest rate sensitive.

  To the extent the excess servicing income stream is interest rate sensitive, the Company enters into interest rate swap and cap agreements as a hedge specifically against changes in interest rates. Notional amounts for the instruments are determined based on the interest rate repricing exposure, if any, between the securitized receivables and the investor interest rates. Terms of the instruments are generally matched to the terms of the series being hedged and vary from three to seven years.

  As of December 31, 1996 and 1995 the Company had $1.3 billion and $1.4 billion notional amount of interest rate swaps outstanding, respectively. Of these amounts, $305 million and $323 million were designated to hedge deposits as of December 31, 1996 and 1995, respectively, $40 million and $0.0 million were designated to hedge long-term notes payable as of December 31, 1996 and 1995, respectively, and $945 million and $1,100

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES million were designated to hedge excess servicing from loan securitizations as of December 31, 1996 and 1995, respectively.

  When interest rate risk management instruments are used to hedge liabilities, the net receipts or payments are recognized as an adjustment to interest expense. The average effective interest rate on the Company's interest bearing liabilities after giving effect to the swaps was 5.81% and 6.16% for the years ended December 31, 1996 and 1995, respectively. For the years ended December 31, 1996 and 1995, the impact to interest expense as a result of the interest rate swap agreements was a decrease of $1.2 million and $0.7 million, respectively.

  When interest rate risk management instruments are used to hedge the excess servicing received from loan securitizations, the net receipts or disbursements are recognized as an adjustment to loan servicing income. Net amounts received in connection with these agreements during 1996 were $1.4 million and net amounts paid in connection with these agreements during 1995 were $0.5 million.

  The following table summarizes the expected or contractual maturities and weighted average interest rates associated with amounts to be received or paid on interest rate swaps used to manage asset and liability interest rate exposure (dollars in thousands):

                          BALANCE AT           BALANCES MATURING IN:
                         DECEMBER 31, ------------------------------------------
                             1996       1997      1998      1999    2000  2001
                         ------------ --------  --------  --------  ---- -------
Pay Fixed/Receive Vari-
 able:
  Notional Value........  $  120,000       --   $120,000       --   --       --
  Weighted Average Pay
   Rate.................        6.24%      --       6.24%      --   --       --
  Weighted Average Re-
   ceive Rate*..........        5.53%      --       6.19%      --   --       --
Receive Fixed/Pay Vari-
 able:
  Notional Value........  $  970,500  $125,000  $700,000  $125,500  --   $20,000
  Weighted Average Pay
   Rate*................        5.57%     5.70%     6.14%     6.56% --      6.82%
  Weighted Average Re-
   ceive Rate...........        6.31%     6.66%     6.15%     7.45% --      6.62%
Receive Variable/Pay
 Variable:
  Notional Value........  $  200,000  $200,000       --        --   --       --
  Weighted Average Pay
   Rate.................        6.27%     6.27%      --        --   --       --
  Weighted Average Re-
   ceive Rate...........        5.54%     5.54%      --        --   --       --
Total Notional Value:...  $1,290,500  $325,000  $820,000  $125,500  --   $20,000
  Weighted Average Pay
   Rate*................        5.74%     5.93%     6.15%     6.56% --      6.82%
  Weighted Average Re-
   ceive Rate*..........        6.12%     6.21%     6.16%     7.45% --      6.62%

--------
* Variable rates for future periods are based on the implied forward rates on the yield curve as of December 31, 1996.

  In addition, the Company has entered into interest rate cap agreements, the result of which establishes maximum interest rates on a portion of its managed funding sources. To the extent the Company has funded fixed rate receivables with variable rate deposits or debt, the interest rate caps are designed to protect net interest margin. To the extent the Company has securitized fixed rate receivables via variable rate instruments, the interest rate caps are designed to protect loan servicing income. As of December 31, 1996 and 1995, the Company had $1.5 billion and $1.0 billion notional amount of interest rate caps outstanding, respectively which was designated to excess servicing. During 1996 and 1995, no cap interest payments were received and amortization of cap fees totaled $0.9 million and $1.2 million, respectively.

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

  Following is a summary of interest rate cap agreement maturity distributions as of December 31, 1996 (dollars in thousands):

                                              NOTIONAL  WEIGHTED
                                               AMOUNT    AVERAGE
       YEAR                                   MATURING STRIKE RATE
       ----                                   -------- -----------
       1997.................................. $208,000     9.00%
       1998..................................  533,700    10.26%
       1999..................................  775,000    12.00%
       2000..................................      --       --
       2001..................................      --       --
       2002..................................      --       --
       2003..................................    5,750     8.75%

  The Company's exposure to credit risk is the risk of loss from a counterparty failing to perform according to the terms of the contract. This credit risk is measured as the gross unrealized gain on the financial instruments. The Company had gross unrealized gains on interest rate swap agreements of $7.5 million and $17.4 million at December 31, 1996 and 1995, respectively. The related net accrued interest receivable was $474,000 and $1,637,000 at December 31, 1996 and 1995, respectively. The Company has reduced credit risk in these instruments by entering into interest risk management agreements with only nationally recognized financial institutions and dealers which carry at least investment grade ratings. Also, the Company's policy is to diversify its exposure across a number of counterparties. The Company determines, on an individual counterparty basis, the need for collateral or other security to support financial instruments with credit risk. The Company does not anticipate default by any counterparties.

NOTE L--LOAN COMMITMENTS

  Credit card and line of credit loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. In addition, these commitments can be withdrawn by the Company at any time after 30 days notice, or without notice if permitted by law. Credit card and line of credit loan commitments reported below are the maximum available line for all customers as of December 31, 1996. It is anticipated that the commitment amounts will only be partially drawn upon based on overall customer usage patterns and, therefore, do not necessarily represent future cash requirements.

  Other commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments may expire or be withdrawn by the Company without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Total unfunded commitments are as follows (in thousands):

                                                              DECEMBER 31
                                                         ----------------------
                                                            1996        1995
                                                         ----------- ----------
     Credit card and line of credit loans............... $11,928,517 $9,121,456
     Home equity lines of credit........................     137,692    111,603
     Construction and commercial loans..................         385        418
                                                         ----------- ----------
                                                         $12,066,594 $9,233,477
                                                         =========== ==========

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

  The Company has credit risk on the credit card and line of credit loans to the extent that borrowers default on funded portions and such amounts are not recovered through collection procedures.

  Home equity lines of credit may be originated up to 100% loan to value based upon property and borrower characteristics.

  The construction and commercial loans and commitments are secured by residential and commercial real estate projects. Disbursements are made based on the substantiated support of progress made on the underlying projects.

  The Company has credit risk on commercial loans, construction loans and equity lines to the extent that the borrower defaults and the current funded amount as well as commitments outstanding exceed the collateral value. In these events, losses would occur up to the amount that is funded that exceeds the net realizable balance of the collateral held upon foreclosure sale.

  The Company has no significant regional concentrations of credit risk.

NOTE M--SHAREHOLDER'S EQUITY AND CAPITAL REQUIREMENTS

  During 1996, the Company redeemed all outstanding shares of special preferred stock. Subsequently, the Company adopted a restated articles of incorporation which effected certain changes in the capital structure including the elimination of the special preferred stock and the Class B common stock as well as a reduction in the authorized shares of common stock and preferred stock to 5,000 and 63,269 shares, respectively.

  The Company's banking subsidiaries are subject to various regulatory capital requirements administered by the Federal banking agencies. Under these guidelines, an institution is required to maintain a minimum total risk-based ratio (total capital to risk-weighted assets) of 8%, of which 4% must be Tier 1 risk-based capital. In addition, the agencies have established guidelines prescribing a minimum leverage ratio (Tier 1 Capital to adjusted total assets as specified in the guidelines) of 3% for institutions that meet certain criteria, including the requirement that they have the highest regulatory rating. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can result in mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Since December 31, 1996, there have been no conditions or events that have changed the institutions' risk-based classifications.

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

  As of December 31, 1996 and 1995, all of the Company's depository institution subsidiaries met the well capitalized requirements as set forth in the following table:

                                       DECEMBER 31, 1996                             DECEMBER 31, 1995
                         ---------------------------------------------- --------------------------------------------
                              TOTAL          TIER 1          TIER 1         TOTAL          TIER 1         TIER 1
                           RISK BASED      RISK BASED       LEVERAGE      RISK BASED     RISK-BASED      LEVERAGE
                             CAPITAL         CAPITAL         RATIO*        CAPITAL        CAPITAL         RATIO*
                         --------------- --------------- -------------- -------------- -------------- --------------
                         AMOUNT   RATIO  AMOUNT   RATIO  AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT  RATIO
                         ------- ------- ------- ------- ------- ------ ------- ------ ------- ------ ------- ------
                                                           (DOLLARS IN THOUSANDS)
FIRST DEPOSIT NATIONAL
 BANK:
Actual.................. 250,873  11.18% 222,281   9.91% 222,281 10.81% 231,795 10.89% 204,767  9.62% 204,767  9.56%
Minimum capital
 adequacy............... 179,446   8.00%  89,723   4.00%  61,671  4.00% 170,294  8.00%  85,147  4.00%  64,248  4.00%
Minimum well-
 capitalized............ 224,308  10.00% 134,585   6.00% 102,785  5.00% 212,868 10.00% 127,721  6.00% 107,080  5.00%
PROVIDIAN NATIONAL
 BANK:
Actual.................. 210,055  13.44% 190,300  12.17% 190,300 10.78% 126,728 12.27% 113,622 11.00% 113,622 11.45%
Minimum capital
 adequacy............... 125,046   8.00%  62,523   4.00%  70,624  4.00%  82,627  8.00%  41,313  4.00%  39,645  4.00%
Minimum well-
 capitalized............ 156,307  10.00%  93,784   6.00%  88,280  5.00% 103,284 10.00%  61,970  6.00%  49,556  5.00%
PROVIDIAN CREDIT
 SERVICES INC.
Actual..................  16,343 218.43%  16,247 217.14%  16,247 80.68%   N/A    N/A     N/A    N/A     N/A    N/A
Minimum capital
 adequacy...............     599   8.00%     299   4.00%     805  4.00%   N/A    N/A     N/A    N/A     N/A    N/A
Minimum well-
 capitalized............     748  10.00%     449   6.00%   1,007  5.00%   N/A    N/A     N/A    N/A     N/A    N/A

--------
* Minimum capital adequacy ratio is 3.0% for the highest rated institutions

  The Federal Deposit Insurance Corporation Improvement Act of 1991 requires all federal banking agencies to incorporate interest rate risk into their risk-based capital framework. During 1996, the agencies rejected a previously proposed standardized model for measuring and monitoring the level of interest rate risk. The Company does not believe that the consideration of interest rate risk will have a material adverse effect on FDNB, PNB or PCSI's ability to satisfy minimum risk-based capital requirements.

NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS

  In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), the estimated fair value of the Company's financial instruments are disclosed below. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. In addition, these values do not consider the potential income taxes or other expenses that would be incurred upon an actual sale of an asset or settlement of a liability. SFAS No.107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent or affect the underlying value of the Company.

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

  The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

  Cash and cash equivalents: Cash and cash equivalents are carried at an amount that approximates fair value.

  Federal funds sold: Federal funds sold are carried at an amount that approximates fair value.

  Investment securities: Fair value is based on quoted market prices, where available or quoted market prices of comparable instruments. If not material, the carrying value of investment securities approximates fair value.

  Reserve accounts receivable and Interest receivable: The carrying amounts reported in the Statements of Financial Condition approximate fair value.

  Deposits: The fair values disclosed for demand deposits (money market accounts, and certain savings accounts) are equal to the amount payable on demand at the reporting date (carrying amount). The carrying amount for variable-rate certificates of deposits approximates fair value. Fair value for fixed-rate certificate of deposits and other fixed-rate deposits is estimated using a discounted cash flow calculation that applies interest rates currently offered on deposits of similar remaining maturities.

  Borrowings: The carrying amounts of federal funds purchased, notes payable to banks, and bank notes approximate fair value.

  Notes payable to affiliates: The fair value of the Company's notes payable to affiliates is estimated using discounted cash flow analysis, based on the Company's current borrowing rates for similar types of borrowing arrangements.

  Loans receivable and Loans held for securitization and sale: For variable rate loans that reprice monthly with no applicable floor and no significant change in credit risk, fair values are based on carrying value. Fair value of credit card loans and lines of credit loans are estimated by discounting the estimated future cash flows adjusted for differences in loan characteristics at rates for securities backed by similar loans. Variable rate home equity lines of credit with interest rate floors approximate carrying value plus a floor premium calculated using external market valuations. For fixed-rate mortgage loans, fair values were calculated using the discounted cash flow method. Other mortgage and commercial loans are indexed to the prime rate and their carrying value approximates fair value. Fair value for installment loans approximates their carrying value.

  Off-Balance-Sheet Instruments: Fair value for the Company's off-balance sheet instruments (interest rate swaps, interest rate caps and lending commitments) is based on valuation models, if material, using discounted cash flows (swaps); an assessment of current replacement cost (caps); and valuation models as previously described for loans receivable (lending commitments). Credit card and line of credit lending commitments were determined to have no fair value. If not material, no fair value is shown.

                   PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

  The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                      DECEMBER 31, 1996     DECEMBER 31, 1995
                                    --------------------- ---------------------
                                     CARRYING              CARRYING
                                      AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                    ---------- ---------- ---------- ----------
ASSETS
  Cash and cash equivalents........ $   82,946 $   82,946 $  104,083 $  104,083
  Federal funds sold...............    172,350    172,350     71,300     71,300
  Investment securities............      7,173      7,173      4,927      4,927
  Reserve account receivable.......    252,899    252,899    123,687    123,687
  Loans held for securitization and
  sale.............................    739,706    805,921    123,330    140,301
  Loans receivable.................  2,841,779  3,209,290  3,003,115  3,406,331
  Interest receivable..............     56,864     56,864     44,734     44,734
LIABILITIES
  Deposits.........................  3,390,112  3,396,377  2,157,765  2,171,801
  Federal funds purchased..........     51,000     51,000    336,000    336,000
  Notes payable to banks...........    115,000    115,000    321,000    321,000
  Notes payable to affiliates......     42,500     42,530     95,800     95,993
  Bank notes.......................                          189,880    189,880
  Long term notes payable..........     50,000     49,985
OFF BALANCE-SHEET INSTRUMENTS
  Interest rate swaps..............                 6,579                 4,819
  Interest rate caps...............                    56                   108
  Lending commitments:
  Home equity lines of credit......                   443                   711

NOTE O--DEFINED CONTRIBUTION 401(K) AND RETIREMENT PLAN

  The Company sponsors a defined contribution 401(k) pension plan covering substantially all of its employees. The Company has a policy of matching contributions equal to 55% of the first 6% of compensation deferred by employees. Total expenses for the years ended December 31, 1996, 1995 and 1994 amounted to $1.9 million, $1.3 million and $1.3 million, respectively. In addition, the Company contributes additional amounts to the 401(k) pension plan for those employees with at least one year of employment regardless of any participation in the 401(k) plan. The Company recorded contributions of $3.9 million, $3.0 million and $2.6 million as of December 31, 1996, 1995 and 1994, respectively. The retirement contributions vest at 20% upon completing the third year of employment increasing 20% each completed year of employment thereafter until fully vested.

NOTE P--SUBSEQUENT EVENT

  Subsequent to December 31, 1996, the Company, through its subsidiary Providian Capital I, issued $160 million in mandatorily redeemable capital securities which accrue dividends at 9.525% per year. The sole assets of Providian Capital I, the trust that issued the capital securities (the common securities of which are wholly owned by the Company), are $164,949,000 aggregate principal amount of the Company's 9.525% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 and the right to reimbursement of expenses under a related expense agreement with the Company. The Company has the right to cause the redemption of the capital securities. The redemption price is dependent on several factors including the date of the redemption, the present value of the principal and premium payable, and the accumulated but unpaid distributions on the

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES capital securities. The proceeds from the issuance of the securities will be used for retirement of the outstanding long term notes payable ($42.5 million as of December 31, 1996) and the redemption of outstanding preferred stock ($63.3 million as of December 31, 1996) held by Providian and for general corporate purposes.

NOTE Q--STATEMENTS OF FINANCIAL CONDITION (PARENT COMPANY ONLY)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
ASSETS
  Cash and cash equivalents.................................. $ 15,757 $ 23,749
  Investment in securities...................................    2,175      --
  Loans receivable...........................................    4,102    3,984
  Investment in subsidiaries.................................  566,865  421,492
  Deferred income taxes receivable...........................   71,492   59,895
  Prepaid expenses and other assets..........................    6,178    4,700
                                                              -------- --------
                                                              $666,569 $513,820
                                                              ======== ========
LIABILITIES AND SHAREHOLDER'S EQUITY:
LIABILITIES
  Due to affiliates..........................................   24,713   22,931
  Notes payable to affiliates................................   42,500   50,800
  Income taxes payable to shareholder........................   39,491   21,925
  Accrued expenses and other liabilities.....................   76,720   68,909
                                                              -------- --------
                                                               183,424  164,565
SHAREHOLDER'S EQUITY
  Special Preferred Stock, noncumulative, nonparticipating,
   nonvoting, par value $1.00 per share--authorized 5,000,000 shares, issued and outstanding
   1,290,107 shares in 1995..................................      --     1,290
  7.25% Cumulative Preferred Stock, nonparticipating, nonvot-
   ing, par value $1.00 per share--authorized 63,269 shares,
   issued and outstanding 63,269 shares......................       63       63
  Common Stock, par value $1.00 per share--authorized 5,000
   shares, issued and outstanding 5,000 shares...............        5        5
  Additional paid-in capital.................................   63,706   63,706
  Retained earnings..........................................  419,371  284,191
                                                              -------- --------
                                                               483,145  349,255
                                                              -------- --------
                                                              $666,569 $513,820
                                                              ======== ========

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

NOTE Q--STATEMENTS OF INCOME (PARENT COMPANY ONLY)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
Revenues:
  Dividends from subsidiaries.................... $ 70,000  $ 82,500  $110,000
  Income on investments..........................    1,071     2,234     4,115
  Interest on loans..............................      476     1,038       465
  Other income...................................    6,249     4,350     5,839
                                                  --------  --------  --------
                                                    77,796    90,122   120,419
Expenses:
  Salaries and employee benefits.................    9,728     9,827    11,702
  Provision for possible credit losses...........      (82)      --     (8,800)
  Interest expense...............................    2,839     3,185     3,289
  General and administrative.....................   (2,919)    6,011   (16,401)
                                                  --------  --------  --------
                                                     9,566    19,023   (10,210)
                                                  --------  --------  --------
    Income Before Income Taxes and Equity in
     Earnings of Subsidiaries....................   68,230    71,099   130,629
Income tax (credit)/expense......................   (1,664)   (6,928)    3,014
Equity in undistributed earnings of                 89,872    57,425   (16,145)
 subsidiaries:................................... --------  --------  --------
    Net Income................................... $159,766  $135,452  $111,470
                                                  ========  ========  ========

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

NOTE Q--STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net Income..................................... $159,766  $135,452  $111,470
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for possible credit losses.........      (82)      --     (8,800)
    Equity in undistributed earnings of
     subsidiary..................................  (89,872)  (57,425)   16,145
    Increase in other assets.....................   (1,478)     (878)     (669)
    Increase (decrease) in accrued expenses and
     other liabilities...........................    7,811    12,587   (11,094)
    Increase in deferred income taxes
     receivable..................................  (11,597)  (13,099)  (13,003)
    Increase (decrease) in taxes payable to
     shareholder.................................   17,566    14,636    (2,313)
    Due from (due to) affiliates.................    1,746    66,605   (16,941)
                                                  --------  --------  --------
      Net Cash Provided by Operating Activities..   83,860   157,878    74,795
                                                  --------  --------  --------
INVESTING ACTIVITIES
  Purchases of investment securities.............   (2,175)      --        --
  Proceeds from sales/maturities of investment
   securities....................................      --        --      8,463
  Net increase in investment in subsidiaries.....  (55,500)  (65,995)  (14,492)
                                                  --------  --------  --------
      Net Cash Used in Investing Activities......  (57,675)  (65,995)   (6,029)
                                                  --------  --------  --------
FINANCING ACTIVITIES
  Net (decrease) increase in note payable to
   affiliates....................................   (8,300)   (4,000)       --
  Net decrease in other short term borrowings....       --        --    (7,977)
  Redemption of special preferred stock..........   (1,290)       --        --
  Dividends paid to shareholder..................  (24,587) (112,297)  (54,588)
                                                  --------  --------  --------
      Net Cash Used by Financing Activities......  (34,177) (116,297)  (62,565)
                                                  --------  --------  --------
      Net (Decrease) Increase in Cash and Cash
       Equivalents...............................   (7,992)  (24,414)    6,201
Cash and cash equivalents at beginning of year...   23,749    48,163    41,962
                                                  --------  --------  --------
  Cash and Cash Equivalents at End of Year....... $ 15,757  $ 23,749  $ 48,163
                                                  ========  ========  ========

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